Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Lakeside Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	1,437,500	$5.00	$7,187,500.00	$0.0001476	$1,060.88
Fees to Be Paid	Equity	Representatives’ Warrants(3)(4)	Rule 457(g)	-	-	-	-	-
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying the Representatives’ Warrants(3)	Rule 457(g)	71,875	$5.00	$359,375	$0.0001476	$53.04
	Total Offering Amounts					$7,546,875.00		$1,113.92
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,113.92

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes additional shares of common stock and related warrants that the underwriters have the option to purchase to cover any over-allotments.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	We have agreed to issue to The Benchmark Company, LLC and Axiom Capital Management, Inc., as representatives of the underwriters, warrants to purchase the number of shares equal to five percent (5%) of the shares to be sold in this offering, including any shares exercised under the over-allotment option (the “Representatives’ Warrants”). The Representatives’ Warrants shall carry a term of five (5) years and shall not be exercisable for a period of six months from the closing of this offering. The Representatives’ Warrants are exercisable at a price per share equal to 100% of the initial public offering price.

(4)	No registration fee required pursuant to Rule 457(g).